EXHIBIT 99.1

RPX ANNOUNCES GILBERT PALTER TO JOIN BOARD OF DIRECTORS AND $50 MILLION INCREASE IN SHARE BUYBACK AUTHORIZATION

SAN FRANCISCO – May 26, 2016 – RPX Corporation (NASDAQ: RPXC) (the “Company”), the leading provider of patent risk management and discovery management solutions, today announced that it has reached a settlement agreement with Mangrove Partners (together with its affiliates, “Mangrove”) and has appointed Gilbert S. Palter to its Board of Directors. Mr. Palter will serve as a director and a member of the Board’s Compensation Committee.

With the addition of Mr. Palter, RPX’s Board of Directors will now include eight directors, six of them independent. The settlement agreement also provides that Mangrove and RPX will mutually seek to identify an additional new director to the Board.

In connection with the settlement agreement, RPX’s Board of Directors has approved a $50 million increase in the Company’s share buyback authorization, for a total authorization of $150 million. As of March 31, 2016 the Company had repurchased approximately $50 million of its shares under the original $100 million authorization.
Pursuant to the settlement agreement, Mangrove has agreed to certain standstill and voting provisions.
The complete settlement agreement entered into by the Company and Mangrove will be included as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission.

About Gilbert Palter

Mr. Palter has a 20-year track record of value creation in private equity as the Co-Founder and Chief Investment Officer of EdgeStone Capital Partners, one of Canada's leading private equity firms.  Mr. Palter is a graduate of the University of Toronto and the Harvard Graduate School of Business Administration, as a Baker Scholar.  He has served as a director and as Chair of numerous public and private company boards, and currently serves on the boards of Atlantic Power Corporation, EdgeStone Capital Partners Inc., Aurigen Reinsurance Limited, Specialty Commerce Corp., Eurospec Manufacturing Inc., Stephenson's Equipment Rental, and Tunnel Hill Partners, LP.

About RPX

RPX Corporation (NASDAQ: RPXC) is the leading provider of patent risk management and discovery management solutions. Since its founding in 2008, RPX has introduced efficiency to the patent market by providing a rational alternative to litigation. The San Francisco-based company's pioneering approach combines principal capital, deep patent expertise, and client contributions to generate enhanced patent buying power. By acquiring patents and patent rights, RPX helps to mitigate and manage patent risk for its growing client network.

As of December 31, 2015, RPX had invested over $2 billion to acquire more than 15,500 US and international patent assets and rights on behalf of more than 250 clients in eight key sectors: automotive, consumer electronics and PCs, E-commerce and software, financial services, media content and distribution, mobile communications and devices, networking, and semiconductors.

RPX subsidiary Inventus is a leading international discovery management provider focused on reducing the costs and risks associated with the discovery process through the effective use of technology solutions.  Inventus has been providing litigation support services to corporate legal departments, law firms and government agencies since 1991.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Exchange Act.  These forward-looking statements include statements regarding the share repurchase program, the future financial performance of RPX, and any statements regarding the Company's strategic and operational plans.  The Company's actual results may differ materially from those predicted or implied in these forward-looking statements.  Factors that may contribute to such differences include, among others, market conditions, our common stock price, and the Company's failure to achieve anticipated revenues and operating results.  More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent annual report on Form 10-K and its quarterly reports on Form 10-Q on file and available at the SEC's website at www.sec.gov. The Company does not intend, and undertakes no duty, to update any forward-looking statements to reflect future events or circumstances.

Contacts:

Investor Relations	Media Relations
JoAnn Horne	Jen Costa
Market Street Partners	RPX Corporation
(415) 445-3233	(415) 852-3180
ir@rpxcorp.com	media@rpxcorp.com